Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Westport Innovations Inc.

We consent to the use of our audit reports dated March 29, 2016, on the financial statements of Westport Innovations Inc., which comprise the consolidated balance sheet as at December 31, 2015, the consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for the years ended December 31, 2015 and December 31, 2013, and notes, comprising a summary of significant accounting policies and other explanatory information, and on the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Chartered Professional Accountants

May 31, 2016

Vancouver, Canada